Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
FEI Company:
We consent to the incorporation by reference in the registration statement ( Nos. 333-162940, 333-156239, 333-44954, 333-32911, 333-149741, 333-136473, 333-128923, 333-115840, 333-110264, 333-92631, 333-92629, 333-57331, 333-08863, and 333-176955) on Form S-8 of FEI Company of our reports dated February 17, 2012, with respect to the consolidated balance sheets of FEI Company as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appears in the December 31, 2011 annual report on Form 10‑K of FEI Company.
/s/ KPMG LLP
Portland, Oregon
February 17, 2012